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                                                                  Exhibit (p)(1)
                                NEW ENGLAND FUNDS
                            NEW ENGLAND FUNDS TRUST I
                           NEW ENGLAND FUNDS TRUST II
                           NEW ENGLAND FUNDS TRUST III
                           NEW ENGLAND FUNDS TRUST IV
                        NEW ENGLAND CASH MANAGEMENT TRUST
                  NEW ENGLAND TAX EXEMPT MONEY MARKET TRUST

                             NEW ENGLAND ZENITH FUND

                       NEW ENGLAND VARIABLE ANNUITY FUND I

                                 CODE OF ETHICS

      In order to ensure that all acts, practices and courses of business engaged in by personnel of the above Funds, their advisers and underwriters reflect high standards and comply with the requirements of Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder, the Board of Trustees or Managers of each Fund has determined that the Fund shall adopt this Code of Ethics.

      It is the policy of the Funds that all Fund personnel, their advisers and underwriters should (1) at all times place the interests of Fund shareholders first; (2) conduct all personal securities transactions in a manner that is consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual's position of trust and responsibility; and (3) adhere to the fundamental standard that Fund personnel, their advisers and underwriters should not take inappropriate advantage of their position.

      Each of the Advisers and the Underwriters, as defined below, imposes reporting and review requirements and restrictions on the personal securities transactions of its personnel. Copies of the codes and policies of these organizations have been furnished to the Trustees and Managers. The Trustees and Managers have determined that, in addition to the requirements of each Fund's Code of Ethics, the standards and reporting and review requirements established by these organizations will be appropriately applied by each of the Funds to those of its officers and those of its Trustees or Managers who are affiliated with these organizations.

      The provisions of the codes and policies of the Advisers and the Underwriters are incorporated in this Code of Ethics as the provisions applicable to officers, Trustees, Managers or advisory persons of the Fund who are officers, partners, directors or employees of these organizations. A violation of any such incorporated code or policy by any access person covered by that code or policy with respect to transactions covered herein shall constitute a violation of this Code.

      1.  Definitions

            (a) "Fund" or "Funds" means one or more of New England Funds Trust I, New England Funds Trust II, New England Funds Trust III, New England Cash Management Trust, New England Tax Exempt Money Market Trust, New England Zenith Fund, and New England Variable Annuity Fund I and their respective series.

            (b) "Access person" means any director, officer, general partner or advisory person of a Fund.

            (c) "Adviser" means each entity that serves as an investment adviser or sub-adviser to any Fund.

            (d) "Advisory person" means (i) any employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

            (e) A security is "being considered for purchase or sale" when a decision or recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the decision or recommendation, when such person seriously considers making such a decision or recommendation.

            (f) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

            (g) "Control" shall have the same meaning as that set forth in
Section 2(a)(9) of the Investment Company Act.

            (h) "Disinterested Trustee" or "disinterested Manager" means a Trustee or Manager of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

            (i) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

            (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit or commercial paper.

            (k) "Security held or to be acquired" by a Fund means any security which, within the most recent 15 days, (i) is or has been held by the Fund, or
(ii) is being or has been considered by the Fund or its Adviser for purchase by the Fund.

            (l) "Underwriter" means New England Funds, L.P., with respect to New England Funds Trust I, New England Funds Trust II, New England Funds Trust III, New England Cash Management Trust and New England Tax Exempt Money Market Trust and New England Securities Corporation with respect to New England Zenith Fund and New England Variable Annuity Fund I.

      2.  Exempted Transactions

      The prohibitions of Section 3 of this Code shall not apply to:

            (a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

            (b) Purchases or sales which are non-volitional on the part of either the access person or the Fund.

            (c) Purchases which are part of an automatic dividend reinvestment plan.

            (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      3.  Prohibitions

      No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

            (a) is being considered for purchase or sale by the Fund; or

            (b) is being purchased or sold by the Fund.

      4.  Reporting

            (a) Every access person shall report to the Fund the information described in Section 4(c) of this Code with respect to transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

            (b) Notwithstanding Section 4(a) of this Code, an access person need not make a report where the report would duplicate information reported pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940 or pursuant to codes of ethics or policies and procedures with respect to the flow and use of material nonpublic (inside) information adopted by an Adviser or an Underwriter (collectively, "Adviser's or Underwriter's Codes"). Reports which have been filed with an Adviser or Underwriter shall be subject to inspection by appropriate representatives of the Fund, including the President and Secretary of the Fund, and the Adviser and Underwriter shall promptly notify the President and Secretary of the Fund of any violation of this Code or of an Adviser's or Underwriter's Code.

            (c) A disinterested Trustee or Manager of the Fund need only report a transaction in a security if such Trustee or Manager, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee or Manager of the Fund, should have known that, during the 15-day period immediately preceding the date of the transaction by the Trustee or Manager, such security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund.

            (d) Every report shall be made not later that 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                  (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                  (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (iii) The price at which the transaction was effected;

                  (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                  (v) Identification of factors potentially relevant to a
            conflict of interest analysis, of which the access person is aware, including the existence of any substantial economic relationship between his or her transactions and transactions of or securities held or to be acquired by the Fund.

            (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

      5.  Sanctions

      Upon discovering a violation of this Code, the Board of Trustees or Managers of the Fund and/or the Adviser or the Underwriter may impose such sanctions as it or they deem appropriate, including, inter alia, a letter of censure or suspension or termination of the relationship to the Fund or of the employment by the Adviser or the Underwriter of the violator. Any sanctions imposed by an Adviser or an Underwriter with respect to this Code or to an Adviser's or Underwriter's Code shall periodically be reported to the Board of Trustees or Managers of the Fund with respect to whose securities the violation occurred.